EXHIBIT 99.1
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Air Methods
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                                              The #1 Airborne Healthcare Company

              AIR METHODS REPORTS 3Q2006 RESULTS AND 4Q2006 UPDATE
               Company Earns $0.78 Diluted EPS; Revenue Grows 28%

DENVER, CO., November 7, 2006 -- Air Methods Corporation (NASDAQ: AIRM) reported results for the quarter ended September 30, 2006. Revenue increased 28% to $116.1 million from $90.5 million in the year-ago quarter. For the nine-month period, revenue increased 26% to $310.8 million, up from $246.7 million in the prior-year nine-month period.

For the quarter, net income increased 75% to $9.6 million, or $0.78 per diluted share, as compared with prior-year quarter net income of $5.5 million, or $0.47 per diluted share. Net income for the nine-month period was $16.0 million, or $1.30 per diluted share, compared to $8.4 million, or $0.72 per diluted share for the prior-year nine-month period. The prior-year nine-month period includes a loss on early extinguishment of debt of $3.1 million before the effect of income taxes. Net of income taxes, this loss reduced net income for the nine-month period in the prior year by $1.9 million, or $0.16 per diluted share. The current-year quarter includes a $1.4 million pre-tax gain from a litigation settlement. Net of income taxes, this gain increased net income by $0.9 million, or $0.07 per diluted share.

THIRD QUARTER HIGHLIGHTS

Community-Based Operations: Revenue from community-based operations increased 40% to $86.7 million, and segment net income increased 140% to $18.6 million during the third quarter, as compared with $7.7 million in the prior-year quarter. The increase in segment net income was primarily attributed to increases in net revenue after bad debt expense per transport, which increased from $5,072 in the prior-year quarter to $6,716 in the current quarter. The increase in net reimbursement was attributed to price increases and to increases to bad debt reserves during the prior-year quarter for lower than anticipated collections. The current-year quarter collections were mostly in-line with expectations. Days' sales outstanding for community-based operations decreased by 13 days during the quarter. Community-based transports completed during the third quarter were 9,186 as compared with 8,733 in the prior-year quarter. Community-based transports for bases in operation greater than one year (Same-Base Transports) decreased by 332, or 4%, due to higher weather cancellations. Weather cancellations for bases in operation greater than one year increased by 427, or 27%, from the prior-year quarter. Segment net income in the current-year quarter also reflects the above stated $1.4 million gain from the settlement of a lawsuit for lost revenue associated with a fatal accident in 2002. Maintenance expense increased by $1.2 million, or 22%, despite only a 5% increase in patients transported, due to higher overhaul and parts replacement events and inflationary influences.

Hospital-Based Operations: Revenue from hospital-based operations increased by 8% to $28.4 million, while segment net income decreased from $3.1 million during the prior-year third quarter, to a net loss of $0.1 million in the current-year quarter. The increase in revenue is primarily attributed to the expansion of six existing contracts, the addition of two new contracts either during or subsequent to the third quarter of 2005, and annual price increases. The decrease in segment earnings is partially attributed to increases in pilot compensation and benefits of $0.9 million related to the implementation of the collective bargaining agreement effective January 1, 2006. The decrease is also attributed to a $2.8 million, or 41%, increase in maintenance expense, despite a 3% decrease in patient flights, due to higher overhaul and parts replacement events, and inflationary influences.

Products Division: Revenue, including revenue generated from internal projects, increased 78% to $7.0 million, while segment net income increased by 86% to $1.5 million during the third quarter as compared with the prior-year quarter. The majority of the revenue (80%) and segment net income (65%) related to internal projects and has been eliminated in the consolidated financial results.

Aaron Todd, Chief Executive Officer, stated, "We are obviously pleased that our third quarter financial results reflect a return to strong year-over-year growth in both top line and bottom line. As anticipated, reimbursement rates for community-based operations improved significantly over this year's second quarter and prior-year third quarter, while our days' sales outstanding have decreased. We are especially pleased to have generated strong results given the impact of weather in reducing our Same-Base Transports and the higher than usual maintenance costs incurred during the quarter."

"We are also happy to report that our fourth quarter has begun with healthy flight volume in October. Community-based transports increased 10% to 2,972 in October, as compared with 2,706 in October of last year. Same-Base Transports for community-based operations during the month were 84 transports, or 3%, higher than October 2005, while weather-related flight cancellations decreased by 83 transports, or 13%, over the prior-year month. Although the increase in the cost of our operations continues to outpace the rate of inflation, we remain confident that eventual moderation in maintenance activity levels, combined with strong market conditions and increased pricing, should provide for continued earnings growth moving forward. In addition, we anticipate continued growth in our operations through base expansions at a similar pace to recent quarters," said Todd.

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern. Interested parties can access the call by dialing (888) 396-5640 (domestic) or (706) 643-0580 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (800)
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642-1687  (domestic)  or  (706) 645-9291 (international), access number 9285700, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.
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Air  Methods  Corporation  (www.airmethods.com)  is  a  leader  in  emergency
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aeromedical  transportation  and  medical  services.  The  Air  Medical Services
Division is the largest provider of air medical transport services for hospitals. The LifeNet Division is one of the largest community-based providers of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 200 helicopters and fixed wing aircraft.

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                                      AIRM
                                     NASDAQ
                                     LISTED

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FORWARD  LOOKING  STATEMENTS: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; and other matters set forth in the Company's public filings.
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                      ---FINANCIAL STATEMENTS ATTACHED---

                    AIR METHODS CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                             (Amounts in thousands)

                                              September 30,   December 31,
                                              --------------  ------------
                                                   2006           2005
                                              --------------  ------------
ASSETS
------

Current assets:
Cash and cash equivalents                     $        3,805         3,218
Trade receivables, net                               106,490        83,567
Other current assets                                  43,130        25,726
                                              --------------  ------------

Total current assets                                 153,425       112,511

Net property and equipment                            96,232        93,530
Other assets, net                                     14,874        15,491
                                              --------------  ------------

Total assets                                  $      264,531       221,532
                                              ==============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
Notes payable and other indebtedness          $       27,801        16,502
Accounts payable, accrued expenses and other          33,186        29,170
                                              --------------  ------------

Total current liabilities                             60,987        45,672

Long-term indebtedness                                67,852        58,392
Other non-current liabilities                         30,812        31,257
                                              --------------  ------------

Total liabilities                                    159,651       135,321

Total stockholders' equity                           104,880        86,211
                                              --------------  ------------

Total liabilities and stockholders' equity    $      264,531       221,532
                                              ==============  ============

                                AIR METHODS CORPORATION AND SUBSIDIARIES
                             CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       (Amounts in thousands, except share and per share amounts)

                                                  Three Months Ended             Nine Months Ended
                                                     September 30,                 September 30,
                                             -----------------------------  ----------------------------
                                                  2006           2005           2006           2005
                                             -----------------------------  ----------------------------
Revenue:
Flight operations                            $     114,517         88,094        306,143        240,917
Product operations                                   1,571          2,439          4,616          5,809
                                             -----------------------------  ----------------------------
Total revenue                                      116,088         90,533        310,759        246,726
                                             -----------------------------  ----------------------------

Expenses:
Operating expenses                                  85,386         68,470        240,966        190,036
General and administrative                          10,341          9,146         30,189         26,974
Depreciation and amortization                        3,239          3,022          9,604          8,890
                                             -----------------------------  ----------------------------
                                                    98,966         80,638        280,759        225,900
                                             -----------------------------  ----------------------------

Operating income                                    17,122          9,895         30,000         20,826

Interest expense                                    (1,522)        (1,228)        (4,348)        (4,646)
Loss on early extinguishment of debt                     -              -              -         (3,104)
Other, net                                             452            361          1,192            694
                                             -----------------------------  ----------------------------

Income before income taxes                          16,052          9,028         26,844         13,770

Income tax expense                                  (6,446)        (3,530)       (10,845)        (5,416)
                                             -----------------------------  ----------------------------

Net income                                   $       9,606          5,498         15,999          8,354
                                             =============================  ============================

Income per common share:
  Basic                                      $        0.82           0.50           1.36           0.76
  Diluted                                    $        0.78           0.47           1.30           0.72

Weighted average common shares outstanding:
  Basic                                         11,774,700     11,034,754     11,724,182     11,020,936
  Diluted                                       12,275,968     11,634,024     12,291,559     11,536,716